EXHIBIT 10.68

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

FOR

KEWAUNEE SCIENTIFIC CORPORATION

401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN

(Restated January 1, 2009)

KEWAUNEE SCIENTIFIC CORPORATION

401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN

(Restated January 1, 2009)

WHEREAS, Kewaunee Scientific Corporation (the “Company”) established the Kewaunee Scientific Corporation 401 Plus Executive Deferred Compensation Plan (the “Plan”) originally effective as of January 1, 1992 and amended and restated effective January 1, 2005, for the benefit of a select group of management and highly compensated employees in recognition of these employees’ valuable service in assisting the Company to achieve its objectives; and

WHEREAS, the Plan has been amended from time to time since its enactment, as necessary in order to incorporate changes to the Internal Revenue Code made by Acts of Congress, including the requirements of Code §409A and as required in order to make other miscellaneous changes; and

WHEREAS, the Board of Directors of the Company, upon the recommendation of the Compensation Committee has determined that it is desirable to amend and restate the Plan in its entirety effective as of January 1, 2009 (unless otherwise stated therein), in order to incorporate all previously adopted unincorporated amendments and to comply with final regulations under Code §409A.

NOW, THEREFORE, pursuant to the power reserved to the Board of Directors of the Company, and pursuant to the authority delegated to the undersigned by resolutions of the Board of Directors of the Company, the Plan be and it is hereby amended and restated generally effective as of January 1, 2009.

IN WITNESS WHEREOF, the Company has caused these presents to be signed on its behalf by its officer duly authorized, this 15th day of December, 2008.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ D. Michael Parker

Its:	Senior Vice President, Finance

ATTEST:

By:	/s/ Elizabeth D. Phillips

Its:	Director, Human Resources

CERTIFICATE

The attached document is an accurate and complete copy of the KEWAUNEE SCIENTIFIC CORPORATION 401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN, as amended and restated effective as of January 1, 2009.

Dated this 15th of December, 2008.

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ D. Michael Parker

Its:	Senior Vice President, Finance

KEWAUNEE SCIENTIFIC CORPORATION

401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN

(Restated January 1, 2009)

i

ARTICLE IV PAY DEFERRAL ELECTION		5

4.1	Pay Deferral Election and Account	5
4.2	Return on Pay Deferral Account	5
4.3	Vesting	6

ARTICLE V SUPPLEMENTAL COMPANY MATCHING CONTRIBUTIONS		6

5.1	Supplemental Company Matching and Other Contributions	6
5.2	Return on Supplemental Company Matching Accounts	8
5.3	Vesting	8

ARTICLE VI DISTRIBUTION		8

6.1	Claim for Benefits	8
6.2	Distribution Events	8
6.3	Method of Distribution	10
6.4	Special Rule for Key Employees	12
6.5	Designation of Beneficiary	12
6.6	Facility of Payment	12
6.7	Withholding; Payroll Taxes	12

ARTICLE VII GENERAL PROVISIONS		13

7.1	Construction of the Plan	13
7.2	Action by Company	13
7.3	Controlling Law	13
7.4	Heirs, Assigns and Personal Representatives	13
7.5	Employment Rights	13
7.6	Rulings Binding	13
7.7	Participant and Beneficiary Duties	13
7.8	Notices	14
7.9	Interests Non-Transferable	14
7.10	Headings and Captions	14
7.11	Funding	14
7.12	Cooperation	14
7.13	Correction of Errors	14
7.14	Limitation on Liability	14

ARTICLE VIII AMENDMENT AND TERMINATION		15

8.1	Amendment	15
8.2	Termination	15

EXHIBIT A - DECLARED RATES

EXHIBIT B - CLAIMS PROCEDURES

EXHIBIT C - ERISA RIGHTS STATEMENT

EXHIBIT D - PLAN INFORMATION

ii

KEWAUNEE SCIENTIFIC CORPORATION

401 PLUS EXECUTIVE DEFERRED COMPENSATION PLAN

(Restated January 1, 2009)

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 The Plan. The Kewaunee Scientific Corporation 401 Plus Executive Deferred Compensation Plan (the “Plan”) was established by Kewaunee Scientific Corporation (the “Company”) originally effective as of January 1, 1992 and amended and restated effective January 1, 2005, for the sole purpose of providing deferred compensation benefits to select employees of the Company eligible to participate herein pursuant to Article III. This Plan is amended and restated in its entirety effective as of January 1, 2009 to incorporate all prior amendments, to comply with the requirements of Code §409A and to make other miscellaneous changes. The Plan is intended to be an individual account plan, which provides benefits to Participants equal to their individual account balances as adjusted for earnings and losses, based on the Declared Rate in effect with respect to each Participant’s Account.

1.2 Purpose. The Plan is intended to be an unfunded “top hat” plan described in §201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Reference to any section or rule of the Internal Revenue Code of 1986, as amended (the “Code”), or ERISA, and the regulations promulgated thereunder, shall be deemed to incorporate any required amendment of such section necessary to maintain the status of the Plan as a “top hat” plan. The Plan further is intended to satisfy the requirements of Code §409A, including good faith compliance with such requirements for the period after 2004 and before 2009. The purpose of the Plan is to advance the interests of the Company by providing deferred compensation so as to attract and retain such employees and make their compensation competitive with other opportunities.

1.3 Maintenance of Trust. The Company shall establish one or more trusts, and such trusts shall be of a type commonly referred to as a “rabbi trust,” within the meaning of Internal Revenue Service Revenue Ruling 92-94, and the Company shall be treated as the owner of the assets of such trust for federal income tax purposes in accordance with §§671-678 of the Code. The funding vehicle under this Plan shall be the Kewaunee Scientific Corporation Irrevocable Grantor Trust (the “Trust”). The assets of the Trust shall remain subject to the claims of the Company’s creditors, and neither a Participant nor any other person shall have any beneficial interest in or other claim to the assets of the Trust beyond that of a general creditor as provided under the Trust instrument and as required by law. Any payments made to or on behalf of the Participants from the Trust shall fully discharge the liability of the Company, its employees, officers and directors, to the Participant under the Plan to the extent of the amounts so paid. The Company shall have the right to select, remove and replace the Trustee of the Trust at any time in its sole discretion, and shall enter into one or more agreements governing the Trust containing such terms as it determines, and may modify, amend or revoke any such agreements, all in the Company’s discretion.

ARTICLE II

DEFINITIONS AND RULES OF CONSTRUCTION

Whenever used in the Plan, the following words and phrases shall have the respective meanings stated below, unless a different meaning is plainly required by the context, and when the defined meaning is intended, such term is capitalized. The Committee has the discretionary authority to interpret the definitions contained herein.

2.1 Account — A Participant’s Pay Deferral Account and the Supplemental Company Matching Account, collectively.

2.2 Annual Base Salary — All amounts paid to the Participant by the Company for the applicable period during which the election is in effect or for the Plan Year as regular salary or wages.

2.3 Annual Bonus — Bonuses and commissions paid to the Participant for the Plan Year.

2.4 Beneficiary — Any person (natural or otherwise) entitled to receive any benefits which may become payable upon the Participant’s death.

2.5 Change in Control — Pursuant to Code §409A(a)(2)(A)(v) and the regulations thereunder, a Change in Control occurs on the date on which any of the following occurs:

(a)	Change in Ownership – The acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock;

(b)	Change in Effective Control – Either (i) the acquisition by any one person, or more than one person acting as a group, during the twelve (12) month period ending on the date of the most recent such acquisition, of ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, or (ii) the replacement of a majority of the members of the Company’s Board of Directors during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or

(c)	Change in Ownership of a Substantial Portion of Assets – The acquisition by any person, or more than one person acting as a group, during the twelve (12) month period ending on the date of the most recent acquisition, of assets from the Company that have a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions.

2.6 Committee — The Compensation Committee of the Board of Directors of the Company, as designated in the Company’s governing instruments.

2.7 Company — Kewaunee Scientific Corporation, a Delaware corporation, and its successors, and any other employer that adopts the Plan with the consent and approval of the Company.

2.8 Compensation — The aggregate of the Annual Base Salary and Annual Bonus earned by an Employee during the period of time in which the Employee is a Participant.

2.9 Crediting Date — The date on which Pay Deferrals and Supplemental Company Matching Contributions are credited to a Participant’s Pay Deferral Account and Supplemental Company Matching Contribution Account under the Plan, as determined by the Committee in its sole discretion.

2.10 Declared Rate — The actual rate of return (including unrealized gain and loss) that would be earned on a daily basis on an actual investment in a predetermined mutual fund selected by the Committee, reduced, if the Committee so determines, by an administrative charge. The Declared Rates under the Plan are set forth in EXHIBIT A.

2.11 Disability — A medically determinable physical or mental impairment of a Participant that can be expected to result in death or to last for a continuous period of not less than twelve (12) months and with respect to which the Participant has received benefits for at least three (3) months under one or more long term disability policies maintained by the Company.

2.12 Employee — Any individual employed by the Company as a common law employee who is a member of management of the Company or a highly compensated individual employed by the Company on a salaried basis in connection with the performance of services. Independent Contractors and Leased Employees are not treated as “Employees” under the Plan.

2.13 Independent Contractor — An individual engaged to perform services on behalf of the Company who is not a common law employee of the Company. An Independent Contractor shall include a director of the Company who is not an Employee.

2.14 Leased Employee — An individual who performs service on behalf of the Company pursuant to an agreement between the Company and an employee leasing organization.

2.15 Participant — With respect to any Plan Year, an Employee who has been designated by the Committee as eligible to participate in the Plan and who makes a Pay Deferral Election (as described in Section 4.1).

2.16 Pay Deferral Election — A Participant’s written election to reduce the Compensation payable by the Company in the amount determined under Article IV.

2.17 Performance Based Compensation — Any part or all of a Participant’s Annual Bonus the amount of which is contingent on satisfying preestablished organization or individual performance criteria relating to a performance period of at least twelve (12) consecutive months.

Such performance criteria are considered to be preestablished if they are established in writing by not later than ninety (90) days after the beginning of the period of service to which the criteria related and the outcome is substantially uncertain at such time.

2.18 Plan — The Kewaunee Scientific Corporation 401 Plus Executive Deferred Compensation Plan, as described in this instrument.

2.19 Plan Year — The twelve (12) month period beginning each January 1 and ending each December 31.

2.20 Protection Period — The period beginning on the date of a Participant’s severance from service with the Company and ending on (a) the first anniversary of such date if such date occurs on or before the first anniversary of the date of a Change in Control, or (b) the date that is six (6) months after such date if such date occurs after the first anniversary of the date of a Change in Control.

2.21 Date — The date as of which a Participant attains age sixty-five (65) or such earlier date as of which the Participant is eligible to receive a pension under a tax-qualified retirement plan maintained by the Company.

2.22 Specified Employee — A Participant who, as of the date of his or her separation from service with the Company, is a key employee (as defined in Code §416(i)(1)(A)(i), (ii) or (iii) and the regulations thereunder but disregarding Code §416(i)(5)). For this purpose, a Participant shall be treated as a Specified Employee for the twelve (12) month period beginning on the April 1 following a Plan Year during which the Participant was at any time such a key employee.

2.23 Trust — The Kewaunee Scientific Corporation Irrevocable Grantor Trust, which constitutes an irrevocable grantor trust.

2.24 Year of Service — Each Plan Year of service completed by an Employee while a Participant in the Plan.

ARTICLE III

ADMINISTRATION AND PARTICIPATION

3.1 Administration. Full discretionary power and authority to construe, interpret and administer the Plan shall be vested in the Committee. The Committee shall make each determination provided for under the Plan and promulgate such rules and regulations as may be required for the implementation or management of the Plan. The Committee may delegate all or any portion of its authority to such persons as it may determine and may revoke or revise any such delegation at any time. Unless and until otherwise determined by the Committee, the authority of the Committee to establish rules, regulations and procedures that are administrative or ministerial in nature shall be exercised by the Company’s Vice President of Human Resources (or such other officer or employee of the Company as may occupy a comparable position).

3.2 Participation Eligibility. The Committee has the discretionary authority to designate the Employees who are eligible to participate in the Plan. To participate in the Plan for any Plan Year, an Employee must have elected under the 401K Incentive Savings Plan for Salaried and Hourly Employees of Kewaunee Scientific Corporation, as amended from time to time (the “Incentive Savings Plan”), to defer the amount that will require the Company to make its maximum matching contribution to the Incentive Savings Plan on behalf of such Employee.

3.3 Inactive Participation. Active participation in the Plan will end upon a Participant’s retirement, voluntary or involuntary termination of employment with the Company, the Participant’s death, or when a Participant is no longer eligible to participate in the Plan as determined by the Committee. Such Participant shall continue to be an inactive Participant until all vested amounts held in the Participant’s individual account have been distributed.

ARTICLE IV

PAY DEFERRAL ELECTION

4.1 Pay Deferral Election and Account. Effective as of January 1, 2005, each Participant may elect to defer the payment of their Compensation or to forego an increase in Compensation in an amount or rate specified in a Pay Deferral Election filed with the Committee not later than the close of the taxable year preceding the year in which the Compensation is earned. Solely in the case of the first year in which an Employee becomes eligible to participate in the Plan, such Pay Deferral Election may be made within thirty (30) days after the date the Participant becomes eligible to participate in the Plan with respect to Compensation paid for services performed after the date of the election. Accordingly, for example, a Participant who first becomes eligible to participate in the Plan effective as of July 1 may make a Pay Deferral Election not later than July 31 with respect to Compensation earned after the date of such election. The amount of each Participant’s Pay Deferral shall be credited to the Participant’s Pay Deferral Account as of each Crediting Date. Each Pay Deferral Election made under this Section 4.1 shall be irrevocable for the Plan Year for which it is made. Notwithstanding the foregoing, Pay Deferral Elections with respect to a Participant’s Annual Bonus shall be made in accordance with Section 4.1.(a). The Committee may from time to time establish policies or rules governing the manner in which Pay Deferrals are credited under the Plan.

(a)	Limitation on Pay Deferral Election. No Pay Deferral Election made under this Section 4.1 shall be less than two percent (2%) nor in excess of fifty-six percent (56%) of each Participant’s Compensation. This limitation shall apply separately with respect to each Participant’s Annual Base Salary and Annual Bonus.

(b)	Pay Deferral Election for Performance Based Bonus. Notwithstanding the foregoing, effective January 1, 2005, if part or all of a Participant’s Annual Bonus qualifies as Performance Based Compensation, then Pay Deferral Elections with respect to such Annual Bonus may be made until the date that is six (6) months before the end of the applicable performance period to which such Annual Bonus relates.

4.2 Return on Pay Deferral Account. The return on Pay Deferral Accounts shall be calculated as provided below and shall be determined and credited or charged as of the Crediting Date. Each Participant may elect to have the balance in his Pay Deferral Account divided into subaccounts in percentage increments (which shall be multiples of five percent (5%)), each of which shall be credited or charged with a rate of return (positive or negative) in accordance with the Declared Rate elected by the Participant for such subaccount, based upon the investment funds selected by the Committee. Each new amount that is credited to a Participant’s Pay Deferral Account shall be divided among such subaccounts in accordance with the percentages so elected by the Participant. A Participant may, in accordance with procedures established by the Committee, change his Declared Rate election on a daily basis. Such election change shall be made electronically and shall be effective as of the date the election change is processed. Neither the Company nor the Committee shall be liable to any Participant, or to any third party acting on a Participant’s behalf, for any losses which occur to the Participant’s Pay Deferral Account between the date the election change is given by the Participant and the date the election change is actually processed.

(a)	Investment Risk. Pay Deferral Accounts are subject to investment risk because the actual performance of the investment funds chosen to measure the Declared Rates may be either positive or negative. Pay Deferral Account balances may be invested in one of the investment funds selected by the Committee. However, Pay Deferral Account balances will not actually be invested in these investment funds for the Participant’s Account by the Company, even though the actual performance of the investment funds chosen to measure the Declared Rates will determine the rate of return (positive or negative) on a Participant’s Pay Deferral Account.

(b)	Modification of Declared Rates. The Committee shall have the right in its sole discretion to designate Declared Rates, to change the available Declared Rates from time to time, and to determine the Declared Rate applicable to the Pay Deferral Account of a Participant who has not made a valid election; provided, that all changes in Declared Rates shall apply prospectively only, and no Declared Rate shall be used that would cause any portion of the earnings on a Pay Deferral Account to be considered additional compensation for federal income tax purposes.

4.3 Vesting. A Participant shall have a full and non-forfeitable interest at all times in the balance credited to his or her Pay Deferral Account.

ARTICLE V

SUPPLEMENTAL COMPANY MATCHING CONTRIBUTIONS

5.1 Supplemental Company Matching and Other Contributions.

(a)	Basic Formula. Each Plan Year, the Company shall make supplemental matching contributions on behalf of each Participant to each Participant’s Supplemental Company Matching Contribution Account in an amount equal to the total of (i) and (ii) below.

(i)	The amount determined under this subsection (i) shall be equal to fifty percent (50%) of the Participant’s pay deferral under Section 4.1 for such Plan Year, but with such Participant’s pay deferral being matched only in an amount not to exceed six percent (6%) of the Participant’s Compensation for the Plan Year (determined without regard to any limit on the total amount of compensation that may be considered under the Incentive Savings Plan).

(ii)	The amount determined under this subsection (ii) shall be equal to:

(A)	The amount of matching contributions that would be payable based on the matching contribution formula for that year used under the Incentive Savings Plan, but computed without regard to any limit on the total amount of compensation under the Incentive Savings Plan and also taking into account deferrals under both this Plan and the Incentive Savings Plan; reduced by

(B)	The amount of matching contributions made on behalf of the Participant under the Company’s Incentive Savings Plan for the Plan Year.

(b)	Special Adjustments and Additional Company Contributions. Matching contributions shall generally be made under this Plan on a payroll-by-payroll basis. The Company also shall calculate each Participant’s supplemental matching contributions on a cumulative annual basis as of the end of each Plan Year. To the extent that the cumulative total of periodic matching contributions under this Plan and the Incentive Savings Plan for the year is less than what the total matching contributions would have been if calculated on an annual basis (instead of being made payroll-by-payroll), then the Company shall make an additional contribution to a Participant’s Supplemental Company Matching Account equal to this difference. No adjustments shall be made to the extent the annualized calculation is less than cumulative periodic contributions.

(c)	Special Rule Regarding Mid-Year Deferral Changes Under the Incentive Savings Plan. Notwithstanding the foregoing, deferral changes made by a Participant under the Incentive Savings Plan after the beginning of a Plan Year shall not affect the amount credited as supplemental matching contributions under this Plan to the extent that any resulting increase in such contributions would exceed one hundred percent (100%) of the matching contributions that would be provided under the Incentive Savings Plan absent any plan-based limitations resulting form limits on qualified plan contributions under the Code.

(d)	Date of Crediting of Company Contributions. The amount of the supplemental matching contributions shall be credited to the Supplemental Company Matching Account maintained on each Participant’s behalf as of the date selected by the Committee.

5.2 Return on Supplemental Company Matching Accounts. The Declared Rate credited to each Participant’s Supplemental Company Matching Account under this Section shall be determined by the Committee, and its determination shall be final and conclusive.

5.3 Vesting. A Participant shall become one hundred percent (100%) vested in his Supplemental Company Matching Contribution Account in the event of a Participant’s death, Retirement Date, Disability or upon the occurrence of a Change of Control that occurs while the Participant is in the service of the Company. With the exception of the foregoing, the amount credited to the Participant’s Supplemental Company Matching Account shall become nonforfeitable based on the Participant’s Years of Service with the Company after Plan participation commences. A Participant shall be credited with a Year of Service for each twelve (12) consecutive month period of Plan participation. The vesting schedule is as follows:

YEARS OF SERVICE	NONFORFEITABLE PERCENTAGE
Less than 1 years	0%
1 year but less than 2 years	25%
2 years but less than 3 years	50%
3 years but less than 4 years	75%
4 years or more	100%

Notwithstanding the foregoing, a Participant (or Beneficiary) shall have no right to the amount credited under the Supplemental Company Matching Account if the Committee or the Company determines that the Participant engaged in a willful, deliberate, or gross act of commission or omission that is injurious to the finances or reputation of the Company or its affiliates.

ARTICLE VI

DISTRIBUTION

6.1 Claim for Benefits. Each Participant shall file a written request for the payment of benefits under the Plan upon the occurrence of a distribution event under Section 6.2. The Committee has the sole discretionary authority to determine whether a Participant (or Beneficiary) is entitled to receive a distribution under the Plan in accordance with the claims procedure set forth in EXHIBIT B.

6.2 Distribution Events. A Participant (or Beneficiary) shall be entitled to receive a distribution of benefits under the Plan upon the occurrence of the events listed in this Section 6.2.

(a)

Separation from Service. A Participant’s benefit from his or her Pay Deferral Account and vested Supplemental Company Matching Account shall become payable upon his or her separation from service as a result of termination of employment with or retirement from the Company. Except as provided in Section 6.4, distribution of the Participant’s benefit shall commence as soon as practicable following the end of the calendar quarter coincident with or next following the date of the Participant’s separation from service. For purposes of this Section 6.2 (a), the Committee, in its sole discretion, shall determine whether a Participant has separated from service with the Company.

(b)	Death of Participant. Any benefit that remains to be paid under the Plan following the death of a Participant shall be distributed to the Participant’s Beneficiary in the form of a single lump sum payment as soon as it is administratively feasible following the Participant’s death. In the absence of an effective Beneficiary designation under the Plan, any benefit remaining to be paid following the Participant’s death shall be distributed to the Participant’s designated Beneficiary under the Incentive Savings Plan, or in the absence of such designation to the Participant’s estate.

(c)	Unforeseeable Emergency. A Participant may make a withdrawal solely from such Participant’s Pay Deferral Account upon the occurrence of an Unforeseeable Emergency. For purposes of this Section 6.2(c), an “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or the Participant’s dependent (within the meaning of Code §152 without regard to Code §§152(b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the following may constitute an Unforeseeable Emergency: imminent foreclosure on or eviction from a Participant’s primary residence, the need to pay for medical expenses, and the need to pay for funeral expenses of a spouse, Beneficiary, or dependent (as defined above). Except as otherwise provided above, neither the purchase of a home nor payment of college tuition is an Unforeseeable Emergency. Any withdrawal under this Section 6.2.(c) must be approved by the Committee upon satisfactory evidence that an Unforeseeable Emergency exists, as determined based on the relevant facts and circumstances of each withdrawal request, and such request shall not be approved to the extent that the Unforeseeable Emergency is or may be relived through reimbursement or compensation from insurance or otherwise, liquidation of the Participant’s assets (to the extent such liquidation would not cause severe financial hardship), or by cessation of Pay Deferrals under the Plan. The amount of a Participant’s withdrawal upon the occurrence of the Unforeseeable Emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or any additional compensation that is available as a result of cancellation of pay deferrals as a result of an Unforeseeable Emergency. If a Participant’s Unforeseeable Emergency also would qualify for a hardship distribution under the Incentive Savings Plan, then the Participant’s Pay Deferrals shall be cancelled until the end of the first full Plan Year beginning after the date of the withdrawal.

(d)	Disability. A Participant shall be entitled to a distribution from his or her Pay Deferral Account and vested Supplemental Company Matching Account if the Participant suffers Disability while in the employ of the Company prior to his or her severance from employment or Retirement Date.

(e)	Change in Control. If a Change in Control occurs and a Participant’s severance from service with the Company occurs no more than three (3) years after such date, the Participant shall be entitled to a distribution from his or her Pay Deferral Account and vested Supplemental Company Matching Account; provided, that a Participant’s severance from service shall be considered to have occurred on the date of a Change in Control if such severance occurred before such date (i) at the request of a third party who has taken steps reasonably calculated to effect and Change in Control and that in fact resulted in such Change in Control, or (ii) otherwise resulted in connection with or anticipation of the Change in Control. Such amount shall be increased by an amount equal to the matching contributions the Participant would have received under the Incentive Savings Plan and the supplemental matching contributions the Participant would have received under the Plan had the Participant’s service with the Company continued until the end of the Protection Period, based on the assumptions that the Participant’s Compensation throughout the Protection Period continued at the rate in effect for the twelve (12) month period immediately preceding the date of the Change in Control, and that the Participant would have elected to defer his compensation under both such plans at the same rate elected immediately before his or her date of severance from service.

6.3 Method of Distribution. Each Employee who becomes a Participant in the Plan may elect his or her future method of benefit distribution permitted by this Section 6.3 by filing a written election with the Company in accordance with such procedures as the Committee may prescribe. A Participant may elect to change his or her elected method of distribution to any method described under Section 6.3., provided that only one (1) such change shall be permitted, such election is received more than one (1) year prior to the Participant’s separation from service and the distribution of the Participant’s benefit pursuant to the revised election occurs no fewer than five (5) years from the date the Participant’s benefit would have commenced pursuant to the Participant’s original benefit distribution election. If a Participant terminates employment for any reason on or prior to the anniversary of the date on which a changed method of distribution election is received, such election shall be void, and such Participant’s benefit shall be distributed in accordance with the Participant’s initial distribution election. Payment shall be made or shall begin as of the last day of the calendar quarter coincident with or next following the event giving rise to payment. The methods of distribution under the Plan are as follows:

(a)	Default Method of Payment. Effective with respect to an Employee who first becomes a Participant on or after January 1, 2009, unless a Participant elected a method of payment at the time of initial participation, the Participant’s benefit shall be paid in a single lump sum distribution. Default distribution with respect to an Employee who became a Participant before 2009 shall be made in the form of quarter-annual installment payments over a period of five (5) years. Each quarterly payment shall be determined as the then balance of the Participant’s Account divided by the remaining number of installment quarters; provided, that if at any distribution date the total amount credited to the Participant’s Account does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such amount shall be distributed to the Participant in a lump sum as of such date in lieu of any remaining installments.

(b)	Installment Payments. A Participant may elect to receive benefits in quarterly or annual installment payments over a period of three (3) or five (5) years; provided, that if at any distribution date the total amount credited to the Participant’s Account does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such amount shall be distributed to the Participant in a lump sum as of such date in lieu of any remaining installments. If a Participant receives benefits in installment payments under this subsection (b), the payments will be made annually or quarterly, as applicable, based on the Participant’s Account balance at the beginning of the payment period and will be redetermined annually by dividing the Participant’s Account balance at the beginning of the applicable Plan Year by the number of remaining years in the payment period based on the Participant’s retirement payment election. The rate of return (positive or negative) during any payment year will be credited on the unpaid Participant’s Account balance at the applicable Declared Rate(s). Each installment payment shall be charged to the subaccounts into which the Participant’s Account is divided pursuant to Section 4.2 in the same percentages that new amounts were credited prior to the Participant’s severance from service. The Participant may change such percentages, or transfer amounts among subaccounts in accordance with the provisions of Section 4.2 until the Account is distributed in full, subject to such additional restrictions and procedures as the Committee may require. Notwithstanding the foregoing, if at any distribution date the total amount credited to the Participant’s Account does not exceed the applicable dollar limit under Code §402(g)(1)(B), then such amount shall be distributed to the Participant in a lump sum as of such date in lieu of any remaining installments.

(c)	Distribution upon Change in Control. Notwithstanding the foregoing distribution provisions, if a Participant’s distribution is made pursuant to Section 6.2(e) within not more than two (2) years following the date of a Change in Control, the Participant’s Account shall be distributed in a single lump sum payment within thirty (30) days after the Participant’s date of severance with the Company regardless of any election otherwise.

(d)	Domestic Relations Order. Notwithstanding the provisions of subsections (a) – (c), an immediate lump sum distribution of part or all of a Participant’s Account may be made to an alternate payee as necessary to fulfill the requirements of a domestic relations order, as defined in Code §414(p)(1)(B).

(e)	Payment upon Income Inclusion under Code §409A. Notwithstanding anything contained herein to the contrary, if, with respect to a Participant, the Plan at any time fails to satisfy the requirements of Code §409A and the regulations thereunder, the portion of the Participant’s Account that is includible in income as a result shall be distributed to the Participant in an immediate lump sum.

6.4 Special Rule for Key Employees. Notwithstanding Section 6.3 to the contrary, any Participant who is a Specified Employee shall not be entitled to receive a distribution of his or her Account until the date that is six (6) months after the date of the Participant’s separation from service (or, if earlier, the Participant’s date of death).

6.5 Designation of Beneficiary. If a Participant is married on the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s spouse, unless the Participant designates a beneficiary or beneficiaries other than the Participant’s spouse to receive benefits under the Plan upon the Participant’s death. To be effective, any Beneficiary designation must be signed by the Participant’s legal spouse at the time of such designation, if any, and must be filed with the Committee. A Participant may revoke an existing Beneficiary designation only by filing another effective designation with the Committee, and the most recent Beneficiary designation received by the Committee shall be controlling.

6.6 Facility of Payment. If a person entitled to benefits under the Plan is under legal disability or in the Committee’s opinion in any way incapacitated so as to be unable to manage his or her financial affairs, the Committee may pay the benefits to such person’s legal representative or a relative or friend of such person, or direct the application of such benefits in any other way but may not otherwise change the timing and method of payment of such benefit. The Committee may require proof of incompetency, incapacity or guardianship as it may deem appropriate prior to distribution of benefits under the Plan. Any payment made in accordance with the preceding sentence will be a full and complete discharge of any liability for such payment under the Plan.

6.7 Withholding; Payroll Taxes. The Company shall withhold, or shall direct the person making any payment to withhold, from payments made hereunder (or, if necessary, from any other amounts payable by the Company to Participants) any taxes required to be withheld from the Participants’ benefit payments for the federal or any state or local government. To the extent that benefits hereunder are subject to tax under the Federal Insurance Contributions Act or any other law prior to the time that they become payable, the Company shall withhold the amount of such taxes from any other compensation or other amounts payable to the Participants. The Committee’s determination of the amount to be so withheld shall be final and binding on all parties.

ARTICLE VII

GENERAL PROVISIONS

7.1 Construction of the Plan. The Committee shall resolve all questions arising in the administration, interpretation and application of the Plan. The Committee shall correct any defect, reconcile any inconsistency, and supply any omission which is identified or comes to the attention of the Committee with respect to the Plan. All decisions or actions of the Committee in respect to any question arising out of the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. In the event any other document issued in regard to the Plan conflicts with the terms and conditions of the Plan, as provided herein, the Plan document shall govern and control.

7.2 Action by Company. Any action required or permitted to be taken by the Company under the Plan shall be by resolution of its Board of Directors, by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by the Company’s by-laws or by resolution of its Board of Directors or such committee.

7.3 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of North Carolina to the extent not preempted by federal law, and the Plan shall be interpreted in a manner consistent with the maintenance of its status as a “top-hat plan” for purposes of ERISA and consistent with satisfying the requirements of Code §409A.

7.4 Heirs, Assigns and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereunder, including each Participant and Beneficiary, present and future. The Board of Directors of the Company shall cause any successor to the Company to adopt the Plan.

7.5 Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of the Company or any right or claim to any benefit under the Plan that has not specifically accrued under the terms of the Plan.

7.6 Rulings Binding. Any ruling, regulation, procedure, or decision of the Committee, including any interpretation of the Plan, that is made in good faith shall be conclusive and binding upon all persons affected by it. There shall be no appeal from any ruling by the Committee, except as provided in EXHIBIT B. When making a determination or a calculation, the Committee shall be entitled to rely on information supplied by investment managers, insurance institutions, accountants and other professionals, including legal counsel for the Committee or the Company. Any rule or procedure established by the Committee may alter any provision of this Plan that is ministerial or procedural in nature without the necessity for a formal amendment of the Plan.

7.7 Participant and Beneficiary Duties. Any person entitled to benefits under the Plan shall file with the Committee from time to time such person’s address and each change of address. Each such person also shall furnish the Committee with all appropriate documents, evidence, data or information which the Committee considers necessary or desirable in administering the Plan.

7.8 Notices. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and delivered by hand or electronically, or sent by registered or certified mail to the Human Resources Department of the Company at its principal executive offices or to the Company’s statutory agent. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice required or permitted to be given to the Participant shall be sufficient if in writing and delivered by hand or electronically, or sent by first class mail to the Participant at the last address listed on the records of the Company.

7.9 Interests Non-Transferable. The interests of persons entitled to benefits under the Plan are not subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

7.10 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used to interpret the plan.

7.11 Funding. The Company shall pay its contributions under the Plan to the Trust, either in cash or by delivery to the trustee thereunder of insurance contracts, in such amounts as the Company shall reasonably decide are necessary to provide for all benefits payable under the Plan. No employee shall have any right, title, or interest whatever in or to any insurance contracts, investment reserves, investment accounts, investment funds, mutual funds or grantor trusts that the Company may purchase, establish, or accumulate to aid in providing the benefits under this Plan. Neither an employee nor a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor of the Company. Any assets of the Company or of any trust or other fund of the Company from which Plan benefits may be paid shall remain in all respects assets of the Company until payments of such benefits are actually made. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a trust or fiduciary relationship of any kind between the Company and an employee or any other person.

7.12 Cooperation. As a condition of participation under the Plan, each Participant agrees to cooperate in providing all information required to carry out the Plan, including taking such physical examination and providing such medical history as may be required to obtain insurance with respect to such Participant.

7.13 Correction of Errors. The Committee may correct errors that occur in the administration of the Plan, which may require the adjustment of a Participant’s Account. The Committee has no obligation to notify any affected Participant of such correction. Any power or authority that the Committee has authority to exercise under the Plan shall be exercised in a nondiscriminatory manner.

7.14 Limitation on Liability. Each Participant’s benefit entitlement hereunder shall be equal to the amounts contributed to his or her Accounts as adjusted for earnings and losses based on the Declared Rates selected by the Participant. The Company shall have no obligation to make up any shortfall to any Participant’s Account as a result of the poor investment performance of the investment vehicles selected by the Committee that serve as the basis of the Participant’s Declared Rate or any shortfall created as a result of processing a Participant’s change in a Declared Rate.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment. The Company reserves the right to amend the Plan from time to time in its discretion; provided, that no amendment shall reduce the value of the Participant’s benefits to less than the vested amount such Participant would be entitled to receive if the Participant had been terminated from the employ of the Company on the date of the amendment, adjusted for any earnings or losses allocable to the Participant’s Account.

8.2 Termination. The Company, by action of its Board of Directors, reserves the right to terminate the Plan at any time and for any reason. Each affected Participant’s benefits will be payable in accordance with Article VI of the Plan following termination of the Plan.

EXHIBIT A

DECLARED RATES

The Declared Rates in effect shall be determined based upon the investment performance of the investment vehicles selected by the Committee. The Declared Rates in effect as of January 1, 2009 are:

EXHIBIT B

CLAIMS PROCEDURES

I.	FILING A CLAIM FOR BENEFITS

1. Claims Procedure. This Claims Procedure governs any claim for or concerning benefits under the Plan. The definitions of the Plan are incorporated by reference in this procedure.

2. Requests for Benefits. Benefits will be paid in accordance with the provisions of the Plan. A Participant or any other person claiming through him (the “Claimant”) may make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Committee in such manner and on such form or forms as may be prescribed by the Committee.

3. Claim Denials. If a claim for benefits is denied in whole or in part, the Committee will provide notice of the decision to the Claimant within a reasonable time period. This time period generally shall not exceed more than ninety 90) days after the receipt by the Committee of a properly submitted claim (or forty-five (45) days if the claim relates to disability benefits), unless special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing the claim is required, such extension will not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Committee’s control, and for an additional thirty (30) days, if necessary.

(A) Any notice of an extension will be provided to the Claimant before the end of the otherwise applicable review period and will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision. If the claim is for disability benefits, the notice will explain the standards on which entitlement to benefits is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Claimant will have at least forty-five (45) days to provide such information, and the time period in which the Committee must make the benefits determination will be tolled from the date notice is provided to the Claimant of the need for additional information until the date the Claimant responds to the request. If the Claimant fails to supply the requested information within such forty-five (45) day period, his claim shall be deemed denied at the expiration of such period.

(B) The Committee shall provide a written notice to every Claimant whose claim for benefits under the Plan is denied setting forth the following information in a manner calculated to be understood by the Claimant:

a.	The specific reason or reasons for the denial;

b.	Reference to the specific Plan provisions on which the denial is based;

c.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

d.	An explanation of the claims review procedures under the Plan to appeal a denial and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA §502(a) following an adverse benefit determination on review;

e.	The consequences of the Claimant’s failure to meet the deadline for appeal, including the possible loss of the right to bring a civil action; and

f.	If the Claimant’s initial claim is for disability benefits under the Plan, the notice also shall contain the following information:

i.	Any internal rule, guideline, protocol or other similar criterion relied upon in denying the Claimant’s claim for disability benefits, or a statement that the Committee relied upon such a rule, guideline, protocol or other similar criterion in denying the Claimant’s claim for disability benefits and that the Claimant may obtain a copy of such rule, guideline, protocol or other criterion free of charge upon request; and

ii.	If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that the Claimant may obtain such explanation free of charge upon request.

II.	APPEALING A CLAIM DENIAL

1. A Claimant may appeal a denied claim by submitting a written request for a review of the denied claim within sixty (60) days (or one hundred eighty(180) days in the case of a claim for disability benefits) after the Claimant receives the Committee’s written notice of denial or any deemed denial. If a Claimant requests a review of his claim in a timely fashion, the Claimant or his duly authorized representative shall be permitted, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the denial and to submit written comments, documents, records and other information relevant to the claim to the Committee. The Committee’s review will take into account all comments, documents, records and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the initial benefits determination.

However, if a Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by an Appeals Administrator other than the original decision maker or the original decision maker’s subordinate. If the Claimant requests a review of his claim in a timely fashion, he shall have the following rights in addition to those set forth in the immediately preceding paragraph. The claim will be reviewed without deference to the initial adverse benefits determination. If the initial adverse benefit determination was based in whole or in part on a medical judgment, the Appeals Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment and who is consulted not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Committee obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Appeals Administrator will identify such experts.

2. Decision Following Appeal. The Committee (or Appeals Administrator, in the case of disability) shall make its decision on the review of a denied claim within sixty (60) days after its receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within one hundred twenty days (120) after the Committee’s receipt of the request for review. If an extension of time is necessary because of special circumstances, the Committee shall give the Claimant written notice of the extension of time prior to the commencement of the extension. Notwithstanding the foregoing, if the Claimant’s initial claim is for disability benefits, the Appeals Administrator shall make a decision with regard to such claim not later than forty-five (45) days after receipt of the request for review of such claim; provided, that an additional forty-five (45) days may be allowed if special circumstances require an extension of time, and the Appeals Administrator notifies the Claimant in writing of the need for the additional period of time prior to the expiration of the initial forty-five (45) day period. In the event of an extension due to the Claimant’s failure to submit information necessary to decide his disability claim, the time period for making the determination on review will be tolled from the date notice is provided to the Claimant of the need for additional information until the date the Claimant responds to the request. If the Claimant fails to supply the requested information within such forty-five (45) day period, his claim shall be deemed denied at the expiration of such period.

3. If the Committee or Appeals Administrator, as applicable, determines after review that the Claimant’s appeal should be either wholly or partially denied, the Claimant shall be given written notice of such denial. The notice shall contain the following information in a manner calculated to be understood by the Claimant:

a.	The specific reason or reasons for the denial;

b.	Reference to the specific Plan provisions on which the denial is based;

c.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits;

d.	A statement of the Claimant’s right to bring an action under ERISA §502(a); and

e.	If the claim is for disability benefits, the notice also shall include the following information:

i.

Any internal rule, guideline, protocol or other similar criterion relied upon in denying the Claimant’s claim for disability benefits on review, or a statement that the Appeals Administrator relied upon such rule, guideline, protocol or other similar criterion in denying the Claimant’s claim for disability benefits on review and that the Claimant may obtain a copy of the rule, guideline, protocol or other similar criterion free of charge upon request; and

ii.	If the denial is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that the Claimant may obtain such explanation free of charge upon request.

A Claimant may not bring any legal action against the Company, the Plan, the Committee or the Appeals Administrator relating to a claim for benefits under the Plan unless and until the Claimant has followed the Claims Review Procedures and exhausted his administrative remedies thereunder.

EXHIBIT C

ERISA RIGHTS STATEMENT

As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

•	Examine, without charge, at the Company’s office and at other specified locations, such as worksites, all Plan documents.

•	Obtain, upon written request to the Company, copies of documents governing the operation of the Plan, including insurance contracts and updated summary plan description. The Company may make a reasonable charge for the copies.

ENFORCE YOUR RIGHTS

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Company to provide the materials and pay you up to one hundred and ten dollars ($110) a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Company.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the Plan, you should contact the Company. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

EXHIBIT D

PLAN INFORMATION

Plan Name:	Kewaunee Scientific Corporation Executive Deferred Compensation Plan

Plan Number:	025

Effective Date:	January 1, 1992
(January 1, 2009 for the most recent restatement)

Plan Year:	January 1 to December 31

Anniversary Date:	December 31

Plan Type:	Nonqualified Deferred Compensation Plan

EMPLOYER INFORMATION

Employer:	Kewaunee Scientific Corporation
P.O. Box 1842
2700 West Front Street
Statesville, NC 28687-1842

Employer Number	38-0715562

PLAN ADMINISTRATION INFORMATION

Plan Administrator:	Kewaunee Scientific Corporation
c/o The Compensation Committee
P.O. Box 1842
2700 West Front Street
Statesville, NC 28687-1842
www.kewaunee.com

PLAN TRUSTEE

Wachovia Bank, N.A.
One West Fourth Street
Winston-Salem, NC 27101

SERVICE OF LEGAL PROCESS

Service of legal process may be made upon the Compensation Committee and the Trustee.